Exhibit 3.1

RESTATED

CERTIFICATE OF INCORPORATION

OF

SPECTRUM PHARMACEUTICALS, INC.

The present name of the Corporation is Spectrum Pharmaceuticals, Inc. The Corporation was incorporated under the name “NeoTherapeutics, Inc.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on May 7, 1997. This Restated Certificate of Incorporation of the Corporation, which restates and integrates and also further amends the provisions of the Corporation’s Certificate of Incorporation, as amended, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. The Certificate of Incorporation of the Corporation, as amended, is hereby amended, integrated and restated to read in its entirety as follows:

ARTICLE 1

The name of this Corporation is Spectrum Pharmaceuticals, Inc.

ARTICLE 2

The registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE 3

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as amended from time to time.

ARTICLE 4

The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 305,000,000 shares, consisting of (a) 300,000,000 shares of Common Stock, $.001 par value per share (the “Common Stock”), and (b) 5,000,000 shares of Preferred Stock, $.001 par value per share (the “Preferred Stock”).

The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate as required by the General Corporation Law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and relative, participating, optional or other special rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

ARTICLE 5

A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of his duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derives an improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of the directors of the Corporation shall be limited or eliminated to the fullest extent permitted by the Delaware General Corporation Law, as so amended from time to time. Any repeal or modification of this Article 5 by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE 6

Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

ARTICLE 7

The Board of Directors of the Corporation shall have the power to make, alter, amend, change, add to or repeal the Bylaws of the Corporation.

ARTICLE 8

Any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if and only if a consent or consents in writing, setting forth the action so taken, is signed by the holders of all of the outstanding shares of capital stock of the Corporation entitled to vote on that action.

IN WITNESS WHEREOF, Spectrum Pharmaceuticals, Inc. has caused this Restated Certificate of Incorporation to be executed by its duly authorized officer on this 18th day of June, 2018.

SPECTRUM PHARMACEUTICALS, INC.

By:	/s/ Joseph W. Turgeon
	Name:	Joseph W. Turgeon
	Title:	President & Chief Executive Officer

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